SHUTTERSTOCK, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Section 1.Purpose
This Shutterstock, Inc. Nonqualified Deferred Compensation Plan is established by Shutterstock, Inc. for the purpose of providing deferred compensation for a select group of management or highly compensated employees and non-employee directors. The Plan is intended to be unfunded and Participants have the status of general unsecured creditors with respect to payments under the Plan.
Section 2.Definitions
The following terms, when capitalized, have the meanings set forth below:
2.1“Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan.
2.2“Beneficiary” means a person, trust, estate or entity designated by a Participant in accordance with Section 11.2 to receive, upon the death of the Participant, the Participant’s benefits pursuant to the terms of the Plan.
2.3“Board” means the Board of Directors of the Company.
2.4“Bonus” means a Participant’s annual bonus, commissions or cash compensation earned by a Participant for services rendered under any bonus or cash incentive plan maintained by the Company with respect to a Plan Year.
2.5“Cause” has the meaning ascribed to it in any written agreement defining such term between a Participant and the Company or, if applicable, a Participating Employer and, in the absence of any such agreement, Cause means the occurrence of any of the following:
(a)the Participant’s gross negligence or willful misconduct in the performance of the Participant’s duties and responsibilities to, or the Participant’s violation of any written policy of, the Company or any Participating Employer;
(b)the Participant’s commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company or any Participating Employer;
(c)the Participant’s conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude;
(d)the Participant’s alcohol abuse or other substance abuse;
(e)the unauthorized use or disclosure of any proprietary information or trade secrets (other than as explicitly set forth in any policy of the Company or any Participating Employer) of the Company, any Participating Employer or any other party to whom Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company or any Participating Employer; or

(f)the Participant’s material breach of any of the Participant’s obligations under any written agreement or covenant with the Company or any Participating Employer.
2.6“Change in Control” means the occurrence of any of the following:
(g)The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;
(h)The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (i) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (ii) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (iii) to a continuing or surviving entity described in Section 2.6(a) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 2.6(a);
(i)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that, for purposes of this Section 2.6(c), if any Person (as defined in Section 2.6(d)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;
(j)The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2.6(d), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(i)a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
(ii)a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;
(iii)the Company; and
(iv)a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or
(a)A complete winding up, liquidation or dissolution of the Company;
provided that, in the case of any of the foregoing provisions of this Section 2.6, the transaction constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5). A transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.7“Code” means the Internal Revenue Code of 1986, as amended.
2.8 Committee” means the Compensation Committee of the Board.
2.9“Company” means Shutterstock, Inc., a Delaware corporation, and any successor thereto.
2.10“Compensation” means a Participant’s Salary, Bonus and 401(k) Refund, or, in the case of a Director, the Participant’s Director Fees, for a Plan Year.
2.11“Deferral” means an amount deferred subject to a Participant’s Deferral Election and any Subsequent Election pursuant to Section 5 and credited to the Participant’s Account, together with the notional earnings and losses that are credited and debited with respect to such amount.
2.12“Deferral Election” means an election by a Participant and/or Eligible Employee or Director to defer Compensation for a Plan Year.
2.13“Director” means a member of the Board other than an Eligible Employee who has been selected for participation under Section 4.1.
2.14“Director Fees” means a Director’s cash retainer or fees for services in a Plan Year.
2.15“Disability” means (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or, if applicable, a Participating Employer, or (c) the Participant is determined to be totally disabled by the Social Security Administration, in each case subject to Treasury Regulations Section 1.409A‑3(i)(4).
2.16“Discretionary Contribution” means an amount awarded to a Participant by the Company and credited to the Participant’s Account pursuant to Section 6, together with the notional earnings and losses that are credited and debited with respect to such amount.
2.17“Distribution Date” means a date specified by a Participant in a Deferral Election with respect to the Participant’s elective Deferrals, or otherwise specified with respect to a Participant’s Discretionary Contributions for the payment (or commencement of installment payments) of all or a portion of such Participant’s Account.
2.18“Election Period” means the period established by the Plan Committee with respect to each Plan Year as set forth in Section 5.2, during which Participants’ Deferral Elections must be made in accordance with the requirements of Section 409A of the Code.
2.19“Eligible Employee” means a common law employee of the Company or a Participating Employer at the level of Vice President or above or who has been selected for participation under Section 4.1.

2.20“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.21“Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.22“401(k) Plan” means the Shutterstock, Inc. 401(k) Plan, as it may be amended from time to time, or any successor or other qualified retirement plan of the Company or, if applicable, a Participating Employer that includes a cash or deferred arrangement intended to meet the requirements of Section 401(k) of the Code.
2.23“401(k) Refund” means an amount equal in value to any corrective distributions refunded to a Participant from the 401(k) Plan in a Plan Year, resulting from salary reduction contributions in excess of the maximum deferral allowable under the 401(k) Plan for the preceding Plan Year.
2.24“Measurement Fund” means an investment fund, index or vehicle designated by the Plan Committee as provided under Section 7.2.
2.25“Participant” means an Eligible Employee or Director who makes a valid Deferral Election in accordance with Section 5 or who is awarded a Discretionary Contribution as provided in Section 6, and any former Eligible Employee or Director entitled to an amount credited under the Plan.
2.26“Participating Employer” means a subsidiary of the Company that has been selected by the Board or the Committee to participate in the Plan and has adopted the Plan.
2.27“Payment Event” has the meaning set forth in Section 8.1.
2.28“Performance-Based Compensation” means compensation the amount of or entitlement to which is contingent on satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months for which the outcome is substantially uncertain at the time the criteria are established, which performance criteria are established in writing by not later than ninety (90) days after the commencement of the performance period, and which meets the other requirements set forth in Treasury Regulations Section 1.409A-1(e).
2.29“Plan” means this Shutterstock, Inc. Nonqualified Deferred Compensation Plan, as set forth herein and amended from time to time.
2.30“Plan Committee” has the meaning set forth in Section 3.1.
2.31“Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.
2.32“Salary” means a Participant’s base salary payable for services rendered during a Plan Year.
2.33“Separation from Service” means a termination of the services provided by a Participant to the Company or a Participating Employer, other than by reason of death or Disability, as determined by the Plan Committee in accordance with Treasury Regulations Section 1.409A‑1(h).
2.34“Specified Employee” means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Plan Committee, provided that unless otherwise elected by the Plan Committee in accordance with Treasury Regulations Section 1.409A-1(i)(8), and subject to the requirements of Treasury Regulations Section 1.409A-1(i)(5), each Participant or other Eligible Employee shall be deemed to be a “specified employee” for purposes of the Plan.
2.35“Specified Employee Payment Date” has the meaning set forth in Section 8.2.
2.36“Subsequent Election” has the meaning set forth in Section 5.3.
2.37“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from illness or accident of the Participant or the Participant’s spouse, or dependent, loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, determined in accordance with Treasury Regulations Section 1.409A-3(i)(3)(i).
2.38“Valuation Date” means the date designated by the Plan Committee, in its sole discretion, as of which the value of a Measurement Fund, and the corresponding portion of a Participant’s Account, is adjusted for notional earnings and losses, and/or as of which the balance of a Participant’s Account is determined as of the date of any payment to the Participant or the Participant’s Beneficiary under the Plan.
Section 3.Administration
3.1Plan Committee. The Plan shall be administered by the Committee or one or more successor committees of the Board appointed by the Board or the Committee to administer the Plan (in either case, the “Plan Committee”). The Plan Committee may delegate any or all of its authority granted under the Plan to one or more executives of the Company or a committee thereof, except with respect to matters pertaining to participation by Directors under the Plan.
3.2Authority. The Plan Committee shall have discretionary authority to:
(a)construe and interpret the Plan and apply its provisions;
(b)make, amend, rescind, interpret and enforce rules and regulations relating to the administration of the Plan;
(c)decide or resolve any and all questions, including determinations regarding eligibility, participation, benefits and payment, as may arise in connection with the Plan;
(d)authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(e)reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to the Plan; and
(f)take any and all other actions make any and all other determinations that it determines to be necessary or appropriate for the administration of the Plan.
The determinations of the Plan Committee need not be uniform and shall be conclusive, final and binding on all persons having an interest under the Plan.

3.1Claims Procedure. Except with respect to participation by Directors under the Plan, any claim for benefits under the Plan is wholly or partially denied, the Plan Committee shall give notice in writing of any such denial to the affected Participant or Beneficiary, setting forth the specific reasons for such denial, and a review procedure meeting the applicable requirements of Section 503 of ERISA and the Labor Regulations thereunder shall be available upon such written notice of the denial of the claim. The Participant or Beneficiary may request a further review of such denial within sixty (60) days after the mailing date of such decision by the Plan Committee, in which case such further review shall be made within a reasonable period of time, but not later than sixty (60) days, after receipt of the request for further review, unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for further review.
Section 4.Eligibility and Participation
4.1Eligibility. Employees of the Company or a Participating Employer at the level of Vice President or above or who are designated by the Plan Committee from a select group of management or highly compensated employees (“Eligible Employees”) and members of the Board other than Eligible Employees who are designated by the Plan Committee (“Directors”) shall be eligible to participate in the Plan. Eligible Employees and Directors with respect to any Plan Year shall be so notified by the Company and shall be eligible to make a Deferral Election during the applicable Election Period for the Plan Year.
4.2Participation. Each Eligible Employee or Director who makes a Deferral Election or who receives a Discretionary Contribution shall become a Participant in the Plan. In the event a Participant ceases to be an Eligible Employee or Director for a subsequent Plan Year, the Participant shall retain all of the Participant’s rights under the Plan, except the Participant shall not be permitted to receive a Discretionary Contribution or to make a Deferral Election for the Plan Year.
Section 5.Deferral Elections
5.1Deferral Election. An Eligible Employee or Director may elect to defer Compensation by completing a Deferral Election, in the manner and form and subject to and in accordance with applicable requirements and procedures established by the Plan Committee, during the Election Period for a Plan Year. The Deferral Election must specify:
(a)The amount or percentage of Salary and/or Bonus, or, in the case of a Director, the amount or percentage of Director Fees, to be deferred by the Participant and whether the Participant wishes to defer any 401(k) Refund for the Plan Year;
(b)The Distribution Date, if any, and the form of payment (in a lump sum or installments) on each applicable Payment Event for the Participant’s Deferral for the Plan Year;
(c)In the case of a Participant’s initial Deferral Election under the Plan, whether the Participant wishes to receive payment of the balance of the Participant’s Account upon a Change in Control, and the form of any such payment upon a Change in Control; and
(d)In the case of a Participant’s initial Deferral Election under the Plan, the percentage of the Participant’s Account allocated to each Measurement Fund available to the Participant under the Plan.
A Participant may elect to defer up to seventy-five percent (75%) of the Participant’s Salary and up to one hundred percent (100%) of the Participant’s Bonus or Director Fees for a Plan Year.

Except as otherwise provided by the Plan Committee, a Participant may elect to receive payment in two or more annual installments over a period not to exceed twelve (12) years, in the case of payment on the Participant’s Separation from Service, or five (5) years, in the case of payment on a specified Distribution Date or Change in Control. If a Participant’s Deferral Election fails to specify the form of payment with respect to any payment, the form and method shall be a single lump sum. If permitted by and subject to and in accordance with the requirements and procedures established by the Plan Committee, a Participant’s Deferral Election may specify one or more separate payment elections to apply to each component of Compensation or to a specified percentage or dollar amount of the Deferral elected by the Participant for a Plan Year.
5.2Election Period.
(e)General Rule. The Plan Committee shall establish one or more Election Periods during which Deferral Elections must be made by each Participant or Eligible Employee or Director for a Plan Year. Except as otherwise provided in this Section 5.2, the Election Period shall end, and the Participant’s, or Eligible Employee or Director’s, Deferral Election shall become irrevocable, not later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.
(f)New Participants. In the case of an Eligible Employee or Director who first becomes eligible to participate in the Plan (as determined in accordance with Treasury Regulations Section 1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treasury Regulations Section 1.409A‑1(c)(2)) during a Plan Year, or, for the initial Plan Year, the Plan Committee may permit a Deferral Election to be made for the Plan Year with respect to the portion of Compensation attributable to the services to be performed after the date of the election during the Plan Year, as determined by the Plan Committee, provided that, in any such case, the Election Period shall end, and the Deferral Election shall become irrevocable, not later than thirty (30) days after the Eligible Employee or Director first becomes eligible to participate in the Plan.
(g)Performance-Based Compensation. Notwithstanding the other provisions of this Section 5.2, in the case of any Bonus that constitutes Performance-Based Compensation for a Plan Year, the Plan Committee may permit a Participant to subsequently change the Participant’s Deferral Election or submit a new Deferral Election in accordance with this Section 5, provided that the Election Period for such Deferral Election or change in Deferral Election shall end, and the Deferral Election shall become irrevocable, not later than six months before the end of the Plan Year for which the Bonus is earned and in no event later than the date on which the amount of the Bonus becomes readily ascertainable.
5.1Subsequent Elections. If permitted by and subject to and in accordance with the requirements and procedures established by the Plan Committee, a Participant may make an election to change the form of payment of Deferrals subject to an existing Deferral Election and to postpone the payment of Deferrals to be paid on a specified Distribution Date until a later Distribution Date, in whole or in part (a "Subsequent Election"), provided that all of the following requirements are met:
(h)The Subsequent Election shall not take effect until at least twelve (12) months after the date on which the Subsequent Election is made;
(i)The payment of the Deferrals subject to the Subsequent Election shall be deferred at least five (5) years from the date the payment would otherwise have been made; and

(j)In the case of a Subsequent Election related to a payment on a specified Distribution Date, the Subsequent Election shall be made not less than twelve (12) months before the original Distribution Date.
Section 6.Discretionary Contributions
In any Plan Year, the Company may, but shall not have any obligation to, make a Discretionary Contribution to the Plan on behalf of a Participant in such amount as the Company shall determine in its sole and absolute discretion. Any Discretionary Contribution shall be credited to the Participant’s Account on or as soon as practicable following the date the Company awards the Discretionary Contribution to the Participant or as otherwise provided by the Company pursuant to the terms of the award. Discretionary Contributions shall be credited and debited with notional investment earnings and losses in accordance with Measurement Funds designated by the Company or the Plan Committee, or if permitted by the terms of the Discretionary Contribution, selected by the Participant in accordance with the procedures established by the Plan Committee. If no Measurement Fund is selected for a Discretionary Contribution, the notional investment earnings and losses shall be determined pro rata based on the Measurement Funds selected by the Participant for the elective Deferrals credited to the Participant’s Account. Unless otherwise determined by the Plan Committee at the time the Participant is awarded the Discretionary Contribution, distributions of any Discretionary Contributions credited to a Participant’s Account for any Plan Year shall be paid in the same time and manner as any Elective Deferrals credited to the Participant’s Account for the same Plan Year or as otherwise provided in accordance with Section 8. Participants shall be vested in the portions of their Accounts attributable to Discretionary Contributions, including the notional investment earnings and losses thereon, in accordance with Section 7.4 and the vesting and other conditions established pursuant to the terms of the Discretionary Contribution award.
Section 7.Participant Accounts
7.1Participant Accounts. The Company shall establish and maintain an Account for each Participant reflecting the Deferrals and Discretionary Contributions credited for the benefit of the Participant, together with the credits and debits reflecting notional investment earnings and losses and payments from such Account. The Company may establish subaccounts within each Participant’s Account for different Plan Years, multiple Distribution Dates or payments elections or as the Plan Committee may deem necessary or desirable for proper administration of the Plan. Accounts (including any subaccounts) shall be maintained for bookkeeping purposes only and shall not hold any assets or funds.
7.2Notional Investment. The Plan Committee shall designate the Measurement Funds to be made available to Participants for the deemed investment of and the basis for crediting the equivalent of earnings and losses to their Accounts under the Plan. The Plan Committee may change, discontinue, or add to the Measurement Funds made available under the Plan at any time, from time to time and in its sole discretion and establish procedures for the transition between Measurement Funds. A Participant may select the Measurement Funds for their Account in the Participant’s initial Deferral Election or upon becoming a Participant in the Plan and/or may make changes to their selections at such times and in accordance with the procedures and subject to such restrictions and limitations as may be established by the Plan Committee from time to time. In the event that a Participant does not make a valid Measurement Fund selection, or the Participant’s prior selection is no longer valid, the default Measurement Fund established by the Plan Committee shall apply. The Company shall have no obligation to make or to hold actual investments corresponding to the Measurement Funds for Participants’ Accounts.

7.3Earnings and Losses. Each Account shall be credited or debited for notional earnings or losses based on the net investment return of the Measurement Funds selected. Earnings and losses shall be computed on each Valuation Date in accordance with the processes and procedures determined by the Plan Committee and, for purposes of any payment from a Participant’s Account, the Account shall be valued and the amount paid shall be determined in accordance with the rules established by the Plan Committee as of a Valuation Date coinciding with or next preceding the date on which the payment is made. Amounts credited to Accounts as elective Deferrals and Discretionary Contributions shall be credited to the applicable Measurement Funds as of the dates determined in accordance with the procedures established by the Plan Committee. The notional value corresponding to a Measurement Fund at any Valuation Date shall be based on the fair market value of a corresponding interest in the Measurement Fund, as determined by the Plan Committee in its sole discretion. All dividends, interest, gains, and distributions of any nature that would be earned on a notional Measurement Fund investment shall be credited to the Account as though reinvested in additional shares of or other units of the applicable Measurement Fund and expenses that would be attributable to such investments shall be charged to the Account.
7.4Vesting. Participants shall be at all times one hundred percent (100%) vested in the portion of their Account attributable to their elective Deferrals, including amounts credited or debited on such amounts in accordance with Section 7.3, and shall be vested in the portion of their Accounts attributable to Discretionary Contributions, including credits or debits on such amounts, in accordance with the schedule and other conditions established by the Company pursuant to the terms of the Discretionary Contribution award, provided that, to the extent then unvested, a Participant’s Account shall fully vest upon the occurrence of the Participant’s death or Disability or the occurrence of the Participant’s Separation from Service within twelve (12) months following the effective date of a Change in Control for reasons other than Cause and, provided further, that any portion of a Participant’s Account attributable to Discretionary Contributions shall be forfeited by the Participant upon the occurrence of an event constituting Cause.
Section 8.Distributions
8.1Payment Event. In general, distribution of a Participant’s Account, or the portion of the Account specified in the applicable Deferral Election or the terms of a Discretionary Contribution shall be made or shall commence (if the distribution is in installments) on the earliest to occur of the following dates or events (the “Payment Event”):
(a)If elected by the Participant in accordance with Section 5.1, the Distribution Date specified in the applicable Deferral Election;
(b)The Participant’s Separation from Service;
(c)The Participant’s death;
(d)The Participant’s Disability; and
(e)If elected by the Participant in the Participant’s initial Deferral Election in accordance with Section 5.1, the occurrence of a Change in Control.
Subject to the other provisions of this Section 8, distribution of the portion of the Participant’s Account payable on a Payment Event shall be made or shall commence within ninety (90) days following occurrence of the Payment Event. If the distribution is in installments, the amount of each installment shall be determined (at commencement and annually thereafter) by dividing the portion of the Participant’s Account subject to such installment distribution by the total number of installments (including the installment subject to the determination) remaining to be paid. Annual installment payments subsequent to the initial installment shall be made on or following January 1, but not later than the end of, each succeeding Plan Year, provided that a Participant may elect to receive such installment payments on a quarterly or monthly basis, if permitted by and subject to and in accordance with the requirements and procedures established by the Plan Committee and otherwise subject to the requirements of Section 409A of the Code.
8.2Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of the Participant’s Separation from Service, then no distribution from such Participant’s Account upon the Participant’s Separation from Service shall be made (or shall commence) until the first payroll date of the seventh month following the Participant’s Separation from Service or, if earlier, upon the date of the Participant’s death (the “Specified Employee Payment Date”). Any payments to which a Specified Employee otherwise would have been entitled under the Plan upon (or commencing upon) the Participant’s Separation from Service during the period between the Participant’s Separation from Service and the Specified Employee Payment Date shall be accumulated and paid in a lump-sum payment on the Specified Employee Payment Date.
8.3Other Distributions. Notwithstanding the provisions of Sections 8.1 and 8.2, the Plan Committee may provide for other distributions of Participants’ Accounts as set forth below:
(f)Unforeseeable Emergency. The Plan Committee may authorize the distribution of all or a portion of a Participant’s Account upon the occurrence of an Unforeseeable Emergency, in accordance with and subject to the requirements and procedures established by the Plan Committee and otherwise subject to the requirements of Treasury Regulations Section 1.409A-3(i)(3).
(g)Domestic Relations Order. The Plan Committee may provide for a distribution from a Participant’s Account to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
(h)Plan Termination. The Plan Committee may accelerate payment of a Participant’s Account upon termination of the Plan in accordance with and subject to the provisions of Treasury Regulations Section 1.409A-3(j)(4)(ix).
(i)Limited Cash Out. If the balance of a Participant’s Account is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Plan Committee may accelerate payment of a Participant’s Account in single, lump sum, in accordance with and subject to the provisions of Treasury Regulations Section 1.409A-3(j)(4)(v).
(j)Acceleration for Taxes. The Plan Committee may accelerate payment of all or a portion of a Participant’s Account for the payment of Federal Insurance Contributions Act (FICA) tax, as a result of income inclusion under Section 409A of the Code, or to reflect state, local and foreign tax obligations in accordance with and subject to the provisions of Treasury Regulations Sections 1.409A-3(j)(4)(vi), (vii) and (xi).
(k)Other Accelerations. The Plan Committee may accelerate the payment of all or a portion of a Participant’s Account in accordance with and subject to the other provisions of Treasury Regulations Section 1.409A-3(j)(4) or as otherwise permitted without violating the prohibition on the acceleration of payments or other requirements of Section 409A of the Code.
8.1Payment Delays. The Plan Committee may delay any payment under the Plan to a date later than the date on which payment would otherwise be required under the Plan, subject to the applicable conditions set forth in Treasury Regulations Section 1.409A-2(b)(7)(i) and (ii),

in the event that the Plan Committee reasonably anticipates that, if the payment were made when otherwise required under the Plan, the deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code, or that the making of the payment would violate Federal securities laws or other applicable law. Furthermore, the Plan Committee may provide for a delay upon the occurrence of a Change in Control, subject to the requirements of Treasury Regulations Section 1.409A-3(i)(5)(iv), or upon such other events and conditions as may be prescribed in accordance with Treasury Regulations Section 1.409A-2(b)(7)(iii), or as may be otherwise permitted without violating the requirements of Section 409A of the Code.
Section 9.Trust
The Company shall establish a grantor trust to assist in carrying out its obligations under the Plan, the assets of which shall at all times remain subject to the claims of the general creditors of the Company and any Participating Employer in the event of the Company or Participating Employer’s insolvency, until payment to the Participants and their Beneficiaries of the entire balances of their Accounts as specified in the Plan.
Section 10.Amendment and Termination
The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof, and with respect to all or a designated group of Participants; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, reduce amounts credited to or accrued in the Participant’s Account. In the event of a termination of the Plan, no new Deferral Elections or Discretionary Contributions shall be permitted by or for Participants affected by the termination, provided that the Accounts of such Participants shall continue to be credited with elective deferrals attributable to a Deferral Election that was in effect prior to the Plan termination, to the extent necessary to comply with Section 409A of the Code, shall continue to be credited or debited with notional earnings and losses in accordance with Section 7 and shall be distributed to the Participant or the Participant’s Beneficiary in accordance with Section 8.
Section 11.Miscellaneous
11.1Tax Withholding. The Company shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.
11.2Beneficiary Designation. Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Plan Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a Beneficiary, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.
11.3No Service Contract. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment or other service between the Company or any Participating Employer and the Participant. Nothing in the Plan or any instrument or agreement pursuant thereto shall confer upon any Participant any right to continue to serve the Company or any Participating Employer or interfere in any way with the right of the Company or any Participating Employer to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

11.4No Assignment. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey prior to actual payment, the amounts, if any, payable hereunder, or any part thereof.
11.5General Unsecured Creditor. The Company and any Participating Employer’s obligation under the Plan shall be that of a mere unfunded, unsecured promise to pay money in the future, and no Participant or Beneficiary, heir, successor or assign shall have any legal or equitable rights, interests or claims in any property or assets of the Company or any Participating Employer, which shall be general, unsecured assets of the Company or Participating Employer for purposes of the payment of benefits under the Plan.
11.6“Top Hat” Plan. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be administered, interpreted and construed consistent with such intent with respect to participation by current or former Eligible Employees.
11.7Section 409A. The Plan is intended to meet the requirements of Section 409A of the Code and shall be administered, interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and neither the Company nor any Participating Employer shall have any liability to any Participant or Beneficiary for any failure to comply with Section 409A of the Code.
11.8 Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of New York, without reference to the principles of conflicts of law, except and to the extent preempted by ERISA and other applicable Federal law.
11.9Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be fully severable and shall be deemed modified to the extent of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected and the Plan shall be construed and enforced as if such illegal or invalid provisions had not been included therein.
11.10Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.